Page 24 of 81 Pages


                                    EXHIBIT P




                                               December 31, 1996




Geotek Communications, Inc.
20 Craig Road
Montvale, New Jersey  07645

Attention:  Yaron I. Bitan, President

     Re: 500 shares of Series P Convertible Preferred Stock, $50,000 liquidation preference per share (the "Series P Stock"), created pursuant to a Certificate of Designation in respect of the Series P Stock (the "Series P Certificate of Designation")
               ----------------------------------------------------------------

 Gentlemen:

               Geotek Communications, Inc. (the "Company"), has today sold (including all related transactions, the "Series O Sale") to a group of institutional investors led by Promethean Investment Group, L.L.C. (the "Promethean Investors"), 1,000 shares of its Series O Convertible Preferred Stock, $50,000 liquidation preference per share (the "Series O Stock"), for an aggregate purchase price of $50 million. As part of the Series O Sale, the Company delivered Warrants (the "Initial Warrants") to purchase 1.7 million shares of its common stock, per value $.01 per share (the "Common Stock"), and entered into a Convertible Securities Purchase Agreement, dated the date hereof (the "Purchase Agreement"), a registration rights agreement dated the date hereof (the "Registration Rights Agreement"), and a side letter dated the date hereof (the "Side Letter"). The Certificate of Designation in respect of the Series O Stock (the "Series O Certificate of Designation"), the warrants to purchase shares of Common Stock attached thereto (the "Redemption Warrants"), the Initial Warrant, the Registration Rights Agreement, the Purchase Agreement and the Side Letter are attached hereto and are herein collectively called the "Series O Documentation".

               The Company and S-C Rig Investments - III, L.P., Winston Partners II LLC, and Winston Partners II LDC (collectively the "Buyers"), hereby agree as follows:

1. Subject to the terms and conditions hereof, on January 23, 1997, the Company shall sell (including all related transactions, the "Series P Sale") to the Buyers, and the Buyers shall purchase from the Company,

    (a)     500 shares of Series P Stock, and

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                                                             Page 25 of 81 Pages


    (b) a warrant (the "Series P Initial Warrant") to purchase 850,000 shares of Common Stock at an initial exercise price equal to the initial exercise price of the Initial Warrant.

    The aggregate purchase price for the shares of Series P Stock and the Series P Initial Warrant is $25 million.

2. In connection with the Series P Sale, the parties shall execute and deliver to each other a Convertible Securities Purchase Agreement, a Registration Rights Agreement (the "Series P Registration Rights Agreement") and a side letter (collectively, with the Series P Certificate of Designation (including the warrants attached thereto (the "Series P Redemption Warrants")) and the Series P Initial Warrant, the "Series P Documentation").

3. The terms of the Series P Sale (including the Series P Documentation) shall be, in Buyers' reasonable judgment, substantially the same as those in respect of the Series O Sale (determined without regard to clauses (a) through (g), inclusive, below), including, the Series O Documentation, and, in addition, shall:

     (a) provide that restrictions on conversion pursuant to Sections 13(b) and (c) of the Series O Certificate of Designation be restrictions only on trading;

     (b) provide a mechanic, acceptable to Buyers, to facilitate compliance with the Hart-Scott- Rodino Antitrust Improvements Act of 1976, as amended, in respect of the conversion of the Series P Stock and exercise of all related warrants;

     (c) eliminate any reference to a limitation on the amount of securities the Buyers or their affiliates may own;

     (d) amend the earlier registration rights agreements to which the Buyers or their affiliates are parties to include Common Stock which Buyers may acquire upon conversion of the Series P Stock and exercise of the related warrants and include in the Series P Registration Rights Agreement all other registrable securities covered by earlier registration rights agreements to which the Buyers or their affiliates are parties;

     (e)       include in the definition of Registrable Securities in the Series
               P  Registration   Rights   Agreement  Common  Stock  received  as
               dividends on the Series P Stock;

     (f) provide that the time periods comparable to those in the definition of Conversion Date Market Price and in paragraph 3 of the Side Letter run from the date hereof; and

     (g) provide that the Series P Initial Warrants and Series P Redemption Warrants adjust in respect of transactions occurring after the date hereof but before their issuance as if they had been issued on the date hereof.


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                                                             Page 26 of 81 Pages


4.  The Company hereby represents and warrants to the Buyers that:

     (a) It is duly authorized to enter into this Agreement with Buyers and that the same constitutes the valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms except for the enforcement of equitable remedies and as enforcement may be affected by insolvency laws;

     (b) The execution and delivery by the Company of this Agreement and the consummation thereby of the transactions contemplated hereby or by the Series P Documentation will not

               i) result in a breach or violation of the Certificate of Incorporation or By laws of the Company,

               ii) results in a violation of law or the rules and regulations of any self-governing body applicable to the Company;

               iii) result in a breach  (or give rise to a right to  terminate), whether with the giving of notice or lapse of time or both, any agreement to which the Company or any of its subsidiaries is a party; and

               iv) require the consent or approval of any person or entity, the absence of which would likely result in a material advise effect on the business, prospects or financial condition of the Company; and

     (c) True and correct copies of the Series O Documentation are attached hereto. The Series O Documentation constitutes all agreements and understandings in respect of the Series O Sale and the transactions contemplated thereby.


                                   Very truly yours,

                                   S-C RIG INVESTMENTS - III, L.P.

                                   By:  S-C Rig Co.,
                                        its general partners

                                        By:  /S/ PETER HURWITZ
                                             ----------------------------------
                                             Peter Hurwitz

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                                                             Page 27 of 81 Pages




                                   WINSTON PARTNERS II LLC

                                   By:  Chatterjee Advisors L.L.C.,
                                        its Manager

                                        By:  /S/ PETER HURWIT
                                             ----------------------------------
                                             Peter Hurwitz, Manager


                                   WINSTON PARTNERS II LDC

                                   By:  /S/ PETER HURWITZ
                                        ---------------------------------------
                                        Peter Hurwitz
                                        Attorney-in-fact

Accepted and agreed to:

GEOTEK COMMUNICATIONS, INC.


By:  _______________________